Exhibit 4.21

FOURTH AMENDMENT AND CONSENT LETTER

To:	Buhrmann N.V.
(as Obligors’ Agent under the
Principal Agreement (as defined below))

Date:	10 March 2005

Dear Sirs

We refer to the €730,000,000 senior facilities agreement dated 23 December 2003 (the “Principal Agreement”) between Buhrmann N.V. as the Parent, Buhrmann US Inc. as the Borrower, Deutsche Bank AG London and ABN AMRO Bank N.V. as the Arrangers, Deutsche Bank AG London as Agent and Security Trustee and the Original Guarantors and Lenders, as amended by a first amendment letter dated 10 March 2004, a second amendment deed dated 28 June 2004 and a third amendment letter dated 1 December 2004.  Save as defined in this letter, words and expressions defined in the Principal Agreement shall have the same meanings when used in this letter.

You have advised that pursuant to a repurchase agreement dated 22 February 2005 (the “Repurchase Agreement”) between the Parent, the Preferred Equity Investors and certain minority investors (the “Minority Investors”) the Parent intends to repurchase all of the Parent Preference Shares C.  In connection with the repurchase of the Parent Preference Shares C, the Parent will pay in cash to the Preferred Equity Investors and Minority Investors an aggregate amount not exceeding $520,000,000.

You have further advised that on or before 2 May 2005, the Parent intends to declare and pay a cash Dividend on the Parent Common Stock in an aggregate amount not to exceed €40,000,000 (the “Parent Common Stock Dividend”).

The Parent intends to finance the repurchase of the Parent Preference Shares C and the payment of related transaction fees and expenses from (i) the issuance of Parent Common Stock for aggregate proceeds of up to €250,000,000 (the “Stock Issue”), (ii) the issuance by Buhrmann US Inc. of $150,000,000 in aggregate principal amount of senior subordinated notes (the “New Senior Subordinated Notes Offering”) and (iii) up to €65,000,000 of the Parent’s Cash.

In this letter “Effective Date” means the date upon which we have received a copy of this letter duly countersigned by the Obligors’ Agent.

1.             By acceptance of the terms and conditions of this letter, the Obligors’ Agent:

(a)           for and on behalf of each of the Obligors, repeats the Repeating Representations as if references to “the Agreement” were to this letter; and

(b)           agrees to reimburse the Agent promptly on demand for all reasonable costs and expenses (together with VAT or any similar tax), including, without limitation, the reasonable fees and expenses of the Agent’s legal advisers, incurred in connection with the negotiation, preparation and execution of this letter.

2.             The Obligors’ Agent, for and on behalf of each Guarantor, confirms that the provisions of the guarantee contained in Clause 30 (Guarantee and Indemnity) of the Principal Agreement shall remain in full force and effect on and after the Effective Date and shall apply equally to the obligations of the Obligors’ Agent in this letter as if set out in full in this letter save that references in the Principal Agreement to “this Agreement” shall be construed as references to this letter.

3.             We confirm that the written consent of an Instructing Group to the amendments to the Principal Agreement set out in Schedule 2 (Amendments to the Principal Agreement) to this letter has been obtained and accordingly with effect from the Effective Date, the amendments set out in Parts I and II of Schedule 2 (Amendments to the Principal Agreement) shall be deemed made.

4.             Notwithstanding anything to the contrary contained in the Principal Agreement, the Agent hereby acknowledges and agrees, on behalf of an Instructing Group, that with effect from the Effective Date:

(a)        the Parent may apply the proceeds of the Stock Issue, the New Senior Subordinated Notes Offering and up to €65,000,000 of its Cash towards (i) paying amounts in connection with the repurchase of the Parent Preference Shares C in accordance with the Repurchase Agreement and (ii) paying related transaction fees and expenses in an amount not to exceed €25,000,000; and

(b)        the Parent may authorise, declare and pay the Parent Common Stock Dividend.

5.             If the documents and other evidence listed in Schedule 1 (Conditions Subsequent to Effectiveness) have not been received by and in form and substance satisfactory to us at or before 29 April 2005, the amendments set out in Part II of Schedule 2 (Amendments to the Principal Agreement) shall be deemed void and to have not been made.

6.             Save as waived or amended by this letter, the provisions of the Principal Agreement shall continue in full force and effect and the Principal Agreement and this letter shall be read and construed as one instrument.

7.             Subject to paragraph 5 above, with effect from the Effective Date, references in the Principal Agreement to “this Agreement” shall, unless the context otherwise requires, be construed as references to the Principal Agreement as waived or amended by this letter.

8.             We confirm that we have obtained the written consent of an Instructing Group to negotiate in good faith with the Obligors to amend the Principal Agreement following the repurchase of the Parent Preference Shares C by removing all redundant references to “Parent Preference Shares C” and making all consequential amendments.

9.             This letter may be executed in counterparts each of which, when taken together, shall constitute one and the same agreement.

10.           This letter is governed by and shall be construed in accordance with English law and the provisions of Clause 49 (Jurisdiction) of the Principal Agreement shall be deemed to be incorporated in this letter in full, mutatis mutandis, save that references to “this Agreement” shall be construed as references to this letter.

Please sign, date and return the enclosed copy of this letter to signify your acceptance and acknowledgement of its terms and conditions.

Yours faithfully

For and on behalf of

Deutsche Bank AG London

(as Agent)

To:          Deutsche Bank AG London as Agent

Acknowledged and agreed

For and on behalf of

Buhrmann N.V.

(as Obligors’ Agent)

Date:

SCHEDULE 1
CONDITIONS SUBSEQUENT TO EFFECTIVENESS

1.             Documents

Certified copies of duly executed versions of:

(a)           the New Senior Subordinated Notes Documents (as defined in Schedule 2 (Amendments to the Principal Agreement));

(b)           the underwriting subscription agreement and other Stock Issue documents; and

(c)           the Repurchase Agreement.

2.             Fees

Evidence that all fees and expenses (including legal fees) payable under this letter have been paid.

3.             Proceeds of Stock Issue and New Senior Subordinated Notes Offering

Evidence satisfactory to the Agent that:

(a)           the full amount of the proceeds in respect of the Stock Issue has been received by the Parent;

(b)           the full amount of the proceeds in respect of the New Subordinated Notes has been received by the Borrower; and

(c)           the full amount of the proceeds of the Stock Issue and New Senior Subordinated Notes, together with Cash of the Parent in an aggregate amount of up to €65,000,000, will be applied by the Parent to repurchase the Parent Preference Shares C in accordance with the Repurchase Agreement and pay related transaction fees and expenses.

SCHEDULE 2
AMENDMENTS TO THE PRINCIPAL AGREEMENT

Part I - Excess Cash Flow Amendments

The “Excess Cash Flow Payment Date” definition in Clause 1.1 (Definitions) of the Principal Agreement is amended by replacing the text “31 December 2004” with “31 December 2005”.

Part II - Conditional Amendments

The following amendments are made to the Principal Agreement:

1.             Paragraph (c) of the definition of “Change of Control” in Clause 1.1 (Definitions) is amended by inserting “the New Senior Subordinated Note Indenture,” immediately after the text “Senior Subordinated Note Indenture,”.

2.             The definition of “Consolidated Interest Expense” in Clause 1.1 (Definitions) is amended by inserting “or the New Senior Subordinated Notes” immediately after the text “Senior Subordinated Notes,”.

3.             The definition of “Excess Cash Flow” in Clause 1.1 (Definitions) of the Principal Agreement is amended by

(a)           replacing the word “and” with a comma after the text “Senior Subordinated Notes” in paragraph (b)(vii); and

(b)           inserting the text “the issue of the New Senior Subordinated Notes and the issue of Parent Common Stock specifically for the repurchase of the Parent Preference Shares C” after the text “issue of the Senior Subordinated Convertible Bonds” in paragraph (b)(vii).

4.             The following new definitions are inserted in Clause 1.1 (Definitions) immediately after the definition of “Net Sales Proceeds”:

“New Senior Subordinated Notes Purchase Agreement” means that certain purchase agreement, relating to the New Senior Subordinated Notes due 2015, among the Parent, the Borrower and Deutsche Bank Securities Inc., as same may be amended, modified or supplemented from time to time in accordance with the requirements of this Agreement.

“New Senior Subordinated Note Documents” means each New Senior Subordinated Note Indenture, New Senior Subordinated Notes Purchase Agreement, the New Senior Subordinated Notes and each other agreement, document or instrument relating to any issuance of New Senior Subordinated Notes.

“New Senior Subordinated Note Indenture” means any indenture entered into with respect to New Senior Subordinated Notes issued from time to time by the Borrower, provided that any indenture relating to any New Senior Subordinated Notes constituting Permitted Refinancing Indebtedness shall meet the requirements contained in the definition of Permitted Refinancing Indebtedness.

“New Senior Subordinated Notes” means the Borrower’s New Senior Subordinated Notes, issued in accordance with the requirements of the New Senior Subordinated Note Documents.  The term “New Senior Subordinated Notes” shall also include any “exchange notes” issued in respect of such outstanding New Senior Subordinated Notes in accordance with the requirements of the relevant New Senior Subordinated Note Documents, so long as in respect of outstanding New Senior Subordinated Notes, such “exchange notes” are substantially identical to the New Senior Subordinated Notes in respect of which same were issued and so long as the issuance of such “exchange notes” does not result in any increase to the principal amount of New Senior Subordinated Notes outstanding.

5.             The definition of “Permitted Refinancing Indebtedness” in Clause 1.1 (Definitions) is amended by deleting the word “or” at the end of paragraph (a), replacing the comma with a semi-colon at the end of paragraph (b) and inserting the following new paragraph (c):

“(c)         outstanding New Senior Subordinated Notes so long as the Permitted Refinancing Indebtedness shall be permitted to be outstanding in accordance with the requirements of Clause 26.4(r) (Indebtedness),”

6.             The definition of “Permitted Subordinated Indebtedness” in Clause 1.1 (Definitions) is deleted in its entirety and replaced with the following:

“Permitted Subordinated Indebtedness” means:

(a)           the Senior Subordinated Notes;

(b)           the Senior Subordinated Convertible Bonds;

(c)           the New Senior Subordinated Notes; and

(d)           any general unsecured subordinated Indebtedness for borrowed money incurred by any member of the Group after the Initial Borrowing Date, all of the terms and conditions of which and the documentation therefor, shall be in form and substance reasonably satisfactory to the Agent and to the Instructing Group’s Satisfaction, provided, that in any event, unless the Instructing Group otherwise expressly consents in writing prior to the incurrence thereof:

(i)            no such Indebtedness shall be secured by any asset of the Parent or any of its Subsidiaries;

(ii)           no such Indebtedness shall be guaranteed except by the Parent or any other Guarantor on a subordinated basis on substantially the same terms as the Senior Subordinated Notes, the New Senior Subordinated Notes and/or the Senior Subordinated Convertible Bonds are guaranteed;

(iii)         such Indebtedness shall have substantially the same (or, from the perspective of the Lenders, more favorable) subordination provisions as are contained in the Senior Subordinated Note Indenture and/or the New Senior Subordinated Notes and/or the Senior Subordinated Convertible Bonds;

(iv)          no such Indebtedness shall have any maturity or required repayment (other than as a result of change of control or asset sale provisions approved by the Instructing Group) prior to the first anniversary of the Final Maturity Date of the C Facility as same is in effect on the date of incurrence of such Indebtedness; and

(v)            Utilisations from time to time pursuant to this Agreement, in an aggregate outstanding amount at any time equal to the sum of the Term Facility Outstandings on the date of incurrence of such Permitted Subordinated Indebtedness and in an amount equal to the total Revolving Facility Commitments and total A Facility Commitments as then in effect, shall be permitted without complying with any financial tests.

Notwithstanding the above sub-paragraphs (i) to (v), such Indebtedness shall be permitted to bear interest at then current market rates (as reasonably determined by the Agent).

The incurrence of Permitted Subordinated Indebtedness shall be deemed to be a representation and warranty by the Parent that all conditions thereto have been satisfied in all material respects and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Clauses 4.1 (Conditions to Utilisation), 4.2 (Conditions to Utilisation of Incremental Term Facility) and 6.2 (General Conditions to Utilisation of Swingline Facility Advances).”

7.             Clause 2.2(f) (Purpose) is amended by inserting the words “or New Senior Subordinated Notes” immediately after the words “Senior Subordinated Notes”.

8.             Clause 7.1(a) (ii) (H) (Incremental Term Facility Commitments) is amended by inserting “or New Senior Subordinated Notes” immediately after each instance of the words “Senior Subordinated Notes”.

9.             Clause 13.1(a) (iii) (Equity Issue) is amended by inserting “and/or New Senior Subordinated Notes” immediately after the words “ Parent Preferred Stock”.

10.           Clause 22.35(a) (Benefits of Subordination Provisions) is deleted in its entirety and replaced with the following:

“(a)         The subordination provisions contained in the Senior Subordinated Notes, the New Senior Subordinated Notes and in the other Senior Subordinated Note Documents and New Senior Subordinated Note Documents are enforceable against the respective Obligors party thereto and the holders of the Senior Subordinated Notes and New Senior Subordinated Notes, and all Secured Obligations are within the definition of “Senior Debt” or “Guarantor Senior Debt”, as the case may be, included in such subordination provisions.”

11.           Clause 26.2(t) (Consolidation, Merger, Purchase or Sale of Assets, etc) of the Principal Agreement is amended by inserting the text “, New Senior Subordinated Notes” immediately after the words “Senior Subordinated Notes”.

12.           Clause 26.4 (Indebtedness) of the Principal Agreement is amended by inserting the following new paragraph as paragraph (r):

“(r)         Indebtedness of the Borrower, and subordinated guarantees thereof by the Parent and the Guarantors, under the New Senior Subordinated Notes, the other New Senior Subordinated Note Documents, in an aggregate principal amount not to exceed $[150,000,000] (as (x) increased, as a result of the issuance of any additional New Senior Subordinated Notes to pay-in-kind any regularly accruing interest on any outstanding New Senior Subordinated Notes (or any Permitted Refinancing Indebtedness, other than the New Senior Subordinated Notes, issued to refinance same) in accordance with the terms applicable to the New Senior Subordinated Notes and (y) reduced by any repayments of principal thereof except for any such repayments to the extent made as a result of the issuance of refinancing New Senior Subordinated Notes in accordance with the definition of New Senior Subordinated Notes contained herein).”

13.           Clause 26.8(a) (ii) (Limitation on Voluntary Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc.) of the Principal Agreement is amended by inserting the text “, New Senior Subordinated Note Document” immediately after the first two occurrences of “Senior Subordinated Note Document” and by inserting “, New Senior Subordinated Note Documents” immediately after the text “immaterial modifications to the Senior Subordinated Note Documents”.

14.           Clause 26.8(a) (iv) (Limitation on Voluntary Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc.) of the Principal Agreement is deleted in its entirety and replaced with following:

“(iv)        make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto or any person, money or securities before due for the purpose of paying when due), exchange or purchase, redeem or acquire for value (whether as a result of a change of control, the consummation of asset sales or otherwise) the Senior Subordinated Notes, the New Senior Subordinated Notes (including, for the avoidance of doubt, any Senior Subordinated Notes or New Senior Subordinated Notes constituting Permitted Refinancing Indebtedness) and Senior Subordinated Convertible Bonds (except for repayments, prepayments, redemptions or acquisitions for value to the extent resulting from (1) the issuance of replacement Senior Subordinated Notes, New Senior Subordinated Notes and Senior Subordinated Convertible Bonds and/or (2) the proceeds from the Incremental Term Facility) or, after the incurrence or issuance thereof, any Permitted Subordinated Indebtedness;”

15.           Clause 26.8(b) (Limitation on Voluntary Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc.) of the Principal Agreement is amended by inserting the text “the New Senior Subordinated Notes, the other New Senior Subordinated Note Documents” immediately after the text “the other Senior Subordinated Note Documents”.